Genesis Lease Limited Matter: Type of Share: Common Shares Certificate No. [ ] No. of Shares [ ] Amount Paid Par Value US$ 0.001	Issued to: [insert shareholder name] Date of Record: [**/**/2006] Transfer to cert# _____________ No. of shares _____________ Transfer Date _____________

Incorporated in Bermuda

Genesis Lease Limited

This is to certify that *[insert shareholder name]*

is the registered shareholder of:

No. of Shares	Type of Shares	Par Value
[ ]	**Common**	**US$ 0.001**
Date of Record	Certificate Number	% Paid
[/**/2006]**	**[ ]**	**100%**

The above shares are subject to the Memorandum of Association and Bye-laws of the Company and transferrable in accordance therewith.

Given under the Common Seal of the Company

____________________ Director ____________________ Director/Secretary

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